UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934

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Preliminary Information Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

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Definitive Information Statement

PC UNIVERSE, INC.

(Name of Registrant As Specified In Charter)

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No fee required.

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Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)

Title of each class of securities to which transaction applies:

2)

Aggregate number of securities to which transaction applies:

3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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Proposed maximum aggregate value of transaction: $500,000.00

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Total fee paid: $100.00

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Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)

Amount Previously Paid:

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Form, Schedule or Registration Statement No.:

3)

Filing Party:

4)

Date Filed:

PC UNIVERSE, INC.

504 NW 77TH STREET

BOCA RATON, FLORIDA 33487

April 1, 2009

Dear Stockholder:

On December 19, 2008, PC Universe, Inc. (“we,” “us,” “our,” “PC Universe” or the “Company”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with eMedia Management LLC, a Delaware limited liability company (the “Buyer” or “eMedia”) whereby eMedia agreed to purchase and the Company agreed to sell substantially all of its assets (the “Assets”) comprising the web business of the Company including the Company’s customized web stores for customers through Internet portals at www.pcuniverse.com and www.patriotpc.us (the “Web Business”)(the “Asset Sale”). In connection with the execution of the Purchase Agreement, on December 19, 2008, the Company’s co-chief executive officers, Messrs. Gary Stern and Thomas M. Livia (the “Majority Stockholders”), in their capacity as the holders of a majority of the outstanding shares of our common stock, par value $0.001 per share (the “Common Stock”), have, acting by written consent in lieu of a meeting, consented to the Asset Sale.

The accompanying Information Statement is being provided to you for your information to comply with the requirements of Regulation 14C of the Securities Exchange Act of 1934, as amended (“Exchange Act”). This Information Statement constitutes notice of corporate action without a meeting by less than unanimous consent of the Company’s stockholders pursuant to Section 78.320 of the Nevada Revised Statutes (the “NRS”) covering the consummation of the Asset Sale to which our Majority Stockholders consented on December 19, 2008. You are urged to read the Information Statement carefully in its entirety. However, no action is required on your part in connection with this document, including with respect to the approval of the Purchase Agreement. No meeting of our stockholders will be held or proxies requested for these matters since they have already been consented to by the Majority Stockholders, acting by written consent in lieu of a meeting, in their capacity as the holders of a majority of the issued and outstanding shares of the Company’s Common Stock.

Under Rule 14c-2(b) of the Exchange Act, the Asset Sale described in the Information Statement may be effected no earlier than 20 calendar days after we have mailed the Information Statement to our stockholders. The Asset Sale is expected to occur on or about April 21, 2009. The record date established by the Company for purposes of determining the number of issued and outstanding shares of Common Stock, and thus voting power, was December 19, 2008.

We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy.

PC UNIVERSE, INC.

504 NW 77TH STREET

BOCA RATON, FLORIDA 33487

INFORMATION STATEMENT PURSUANT TO SECTION 14C
OF THE EXCHANGE ACT

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. THE ACTIONS DESCRIBED IN THIS INFORMATION STATEMENT HAVE BEEN CONSENTED TO BY THE HOLDERS OF A MAJORITY OF THE SHARES OF THE COMPANY’S COMMON STOCK.

THE COMPANY IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND THE COMPANY A PROXY.

GENERAL

This Information Statement and Notice of Action Taken Without a Meeting of Stockholders is being furnished by us to our stockholders of record as of December 19, 2008 (the “Record Date”), to inform the stockholders of the December 19, 2008 approval by the stockholders holding a majority of the issued and outstanding Common Stock of the Company (“Majority Stockholders”), the only class of our voting securities outstanding as of the Record Date, of approval of the proposed sale of substantially all of the Company’s assets (the “Assets”) comprising the web business of the Company including the Company’s customized web stores for customers through Internet portals at www.pcuniverse.com and www.patriotpc.us (the “Web Business”)(the "Asset Sale") pursuant to the Asset Purchase Agreement, dated as of December 19, 2008 (“Purchase Agreement”) that is described in more detail in this Information Statement.

This Information Statement is being sent in lieu of a special meeting of the stockholders of the Company. At a meeting of the Board of Directors (the “Board”) held on December 19, 2008, all of the members of the Board approved and recommended that the Asset Sale be consummated. The Majority Stockholders of the Company who beneficially own in the aggregate shares of Common Stock of the Company, representing approximately 66.68% of the voting power of the Company as of the date of this Information Statement, gave their written consent to the Asset Sale described in this Information Statement on December 19, 2008. The Board reaffirmed its approval and recommendations immediately prior to the mailing of this Information Statement. The Company anticipates that the consummation of and effective date of the Asset Sale will occur on or about April 21, 2009. If the Asset Sale was not adopted by written consent of the Majority Stockholders, it would have been required to be considered by Company's stockholders at a special stockholders' meeting convened for the specific purpose of approving the Asset Sale.

The elimination of the need for a special or annual meeting of the stockholders to ratify or approve the Asset Sale is authorized by Sections 78.320 and 78.565 of the NRS and the Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws which provide that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if a written consent (or counterparts thereof) that sets forth the action so taken is signed by stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required. Such consent shall have the same force and effect as a majority vote of the stockholders and may be stated as such in any document. To eliminate the costs and management time involved in holding a special meeting and in order to effect the Asset Sale as early as possible in order to accomplish the purposes of the Company as hereafter described, the Board of Directors of the Company voted to utilize the written consent of the stockholders holding a majority of the voting power of the Company.

The Company is distributing this Information Statement to its stockholders in full satisfaction of any notice requirements it may have under the NRS. No additional action will be undertaken by the Company with respect to the receipt of the written consents. No dissenters’ rights of appraisal under the NRS are afforded to the Company's stockholders as a result of the approval of the Asset Sale.

This Information Statement is dated as of and is first being sent or given to our stockholders of record on or about April 1, 2009.

SUMMARY TERM SHEET

This summary highlights important information in this Information Statement but does not contain all the information that is important to you. You should carefully read this entire Information Statement and the other documents referred to for a complete understanding of the Asset Sale. In addition, we incorporate by reference important business and financial information about the Company in this Information Statement. You may obtain the information incorporated by reference in this Information Statement without charge by following the instructions in the section entitled "Where You Can Find Additional Information."

The Asset Sale

On December 19, 2008, PC Universe, Inc., a Nevada corporation (“we,” “us,” “our,” “PC Universe,” the “Seller,” or the “Company”), entered into an asset purchase agreement (the “Purchase Agreement”) with eMedia Management LLC, a Delaware limited liability company (“eMedia” or the “Buyer”), whereby eMedia agreed to purchase and the Company agreed to sell substantially all of its assets (the “Assets”) comprising the web business of the Company (the “Asset Sale”). The Company’s web business includes the Company’s customized web stores for customers through Internet portals at www.pcuniverse.com and www.patriotpc.us.

(for additional information see page 10)

The Parties	PC Universe, Inc.

The Company is a direct marketer and value-added reseller of information technology (“IT”) products and services. Our customers have historically included businesses, consumers, educational institutions and local, state and federal governments in the United States. Our customers placed orders through our web sites, PCUniverse.com and PatriotPC.us, by calling a representative via our toll-free 800-PCUniverse number, through electronic communications such as e-mail, by fax, or through our revenue sharing arrangements such as our merchant web site on Amazon.com. Our products and services have been marketed primarily through Internet marketing activities, a direct sales force, direct mail, e-mail marketing and our company web sites.

The Company’s principal executive offices are located at 504 NW 77th Street, Boca Raton, Florida 33487. Our telephone number is (561) 953-0390.

eMedia Management LLC

eMedia is in the business of the acquisition and growth of web-based retail platforms.

eMedia’s principal executive offices are located at 7700 Congress Avenue, Suite 1115, Boca Raton, Florida 33487. Its telephone number is (561) 953-0390.

Purchase Price

In consideration for the purchase of the Assets, eMedia agreed to pay the Company a sum not to exceed $500,000 (the “Purchase Price”). The terms of the Purchase Agreement provide that up to $275,000 will be paid by wire transfer to IBM Credit, LLC (“IBM”), a secured creditor of the Company, to satisfy the terms of a Settlement and Release Agreement, executed December 19, 2008, entered into between IBM and the Company (the “Settlement Agreement”), and up to $225,000 (the “Payables Portion”) is to be paid by the Buyer to satisfy certain of the Company’s unsecured trade debt in connection with the web business with respect to certain of its outstanding contracts (collectively, the “Payables”). In the event the Buyer satisfies the Payables for an aggregate amount that is less than the Payables Portion of the Purchase Price, the Buyer has no obligation to the Company for the difference between the Payables Portion and the aggregate amount paid to satisfy the Payables. On December 19, 2008, the Company and IBM executed the Settlement Agreement, effective November 25, 2008, whereby the Company agreed to remit to IBM the amount of $275,000 for receipt by IBM in full satisfaction of all of the Company’s liabilities under the Financing Agreement. As of December 22, 2008, the Company has discharged in full all of its obligations to IBM in the amount agreed to under the Settlement Agreement.

The Purchase Agreement provides that except for the Payables, which are to be satisfied by the Buyer as part of the Purchase Price, the Company will be responsible for paying, performing and discharging when due, and the Buyer will not assume nor have any responsibility for, any liability of the Company.

As a result of the Asset Sale, the Company will have conveyed substantially all of its Web Business assets which are substantially all of the assets of the Company. The Company will retain minimal assets in the form of accounts receivable, furniture and fixtures. These remaining assets will be used to pay trade payables not being assumed by eMedia.

Closing

The closing of the Asset Sale is expected to occur on the date on which the conditions to close set forth in the Purchase Agreement have been satisfied and including the requirement that the Information Statement be sent or given at least 20 calendar days prior to the closing date, which is estimated to occur on or about April 21, 2009 (the “Closing Date”).

Conditions to Completion of the Asset Sale

The obligations of eMedia to consummate the purchase of the Assets is subject to the satisfaction of the following conditions summarized below, unless waived in writing on or prior to the Closing Date by the parties:

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Delivery of an executed bill of sale;

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Delivery of consent to assignment of contracts, as necessary, and such other instruments, in form and substance satisfactory to eMedia, as may be necessary or required to transfer good and marketable title to the Assets to eMedia or evidence such transfer on the public records, together with physical possession of the acquired Assets;

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A certificate signed by a duly authorized officer of the Company evidencing its compliance with the covenants and agreements contained in the Purchase Agreement, including the attachment thereto of true and complete copies of resolutions duly and validly adopted by the Board of Directors of the Company and the Majority Stockholders evidencing their authorization of the execution and delivery of the Purchase Agreement, the Asset Sale and all other agreements and documents required to be executed in connection with the Purchase Agreement;

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Confirmation of filing with the Securities and Exchange Commission (“SEC”) of the Information Statement and the passage of any required time periods necessary prior to consummation of the Asset Sale;

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Ready to be filed UCC-3 termination statement prepared by or on behalf of IBM terminating IBM’s security interest set forth on UCC-1 financing statement;

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Ready to be filed UCC-1 financing statement to perfect eMedia’s security interest with respect to that certain secured promissory note of the Company issued in name of eMedia in the aggregate principal amount of $275,000; and

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Any other documents or instruments as eMedia may reasonably request.

The obligation of the Company to consummate the Asset Sale is subject to the satisfaction of the following conditions, unless waived in writing on or prior to the Closing Date by the Company:

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Wire transfer to IBM of the cash portion of the Purchase Price;

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Assumption by eMedia of the contracts, Payables and other obligations in connection with the Web Business and the Assets and delivery of executed assumption of contracts, as necessary, and such other instruments, in form and substance satisfactory to the Seller, as may be necessary to assume such liabilities;

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A certificate signed by a duly authorized officer of eMedia evidencing its compliance with the covenants and agreements contained in this Purchase Agreement, including the attachment thereto of true and complete copies of resolutions duly and validly adopted by the manager(s) and/or the member(s) of eMedia evidencing their authorization of the execution and delivery of the Purchase Agreement, the Asset purchase and all other agreements and documents required to be executed in connection with the Purchase Agreement; and

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Such other documents or instruments as eMedia may reasonably request.

Indemnification

Each of the Company and eMedia (the “Indemnifying Party”) agreed in the Purchase Agreement to indemnify and hold harmless the other party, its officers, directors, shareholders, members, agents, servants and employees, and their respective heirs, personal and legal representatives, guardians, successors and assigns (the “Indemnified Party”), from and against any and all claims, threats, liabilities, taxes, interest, fines, penalties, suits, actions, proceedings, demands, damages, losses, costs and expenses (including attorneys' and experts' fees and court costs) of every kind in connection with:

(i)

any misrepresentation or breach of any representation or warranty contained in the Purchase Agreement; and

(ii)

any non-performance, failure to comply or breach of any covenant, promise or agreement contained in the Purchase Agreement.

In addition, eMedia, as the Indemnifying Party, has agreed to indemnify the Company, as the Indemnified Party, in accordance with the indemnification provisions contained in the Purchase Agreement in connection with (i) any monetary or other obligations arising with respect to the Payables and (ii) any monetary or other obligations arising after the execution date with respect to any of the obligations relating to the Web Business, including all of the contracts (as defined in the Purchase Agreement) other than the Payables.

Further, the Company, as the Indemnifying Party, has agreed to indemnify eMedia, as the Indemnified Party, in accordance with the indemnification provisions contained in the Purchase Agreement in connection with any monetary or other obligations arising on or before the Execution Date with respect to the Non-Payables.

Approval of the Independent Committee of the Board of Directors and Recommendation to the Board of Directors

After careful consideration, based on the factors and other matters described elsewhere in this Information Statement, an independent committee of the Board concluded that the Asset Sale, consisting of the sale of the assets of the Web Business is advisable and fair to and in the best interests of the Company and our stockholders. On December 19, 2008, the Board voted unanimously in favor of the Asset Sale.

United States Federal Income Tax Consequences

The Asset Sale will be a taxable transaction with respect to the Company to the extent of any gain that is realized, but not for our stockholders. It is anticipated that the Company will have sufficient current net operating loss carry-forwards to offset most or all of any gain realized from the Asset Sale for regular Federal income tax purposes. However, the Company has not evaluated the book value basis of its Assets for purposes of the Asset Sale and therefore is not able to fully analyze the tax treatment of the transaction to determine if any gain will be realized in the transaction. Due to inadequate current information with respect to the Company’s tax basis in the Assets, the Company is unable to provide additional disclosure in this report with respect to the United States Federal income tax consequences of the Asset Sale.

Regulatory Approvals	No United States Federal or state regulatory requirements must be complied with or approvals obtained in connection with the Asset Sale.
Dissenters’ Right of Appraisal

Under the NRS, the Company’s stockholders are not entitled to dissenters’ rights with respect to the proposed Asset Sale, and the Company will not independently provide the Company’s stockholders with any such rights.

Interests of Co-Chief Executive Officers in the Asset Sale

On December 19, 2008, each of the Company’s co-chief executive officers, Mr. Gary Stern and Mr. Thomas M. Livia, executed agreements with eMedia in connection with the Asset Sale, for respective terms of six (6) months and sixty (60) days, agreeing to provide consulting services to eMedia on an independent contractor basis (“Consulting Services”). Subject to the terms of these agreements, Messrs. Stern and Livia agreed to provide to eMedia certain consulting services to assist eMedia in the operation of the Web Business, including assistance and advice with respect to the Web Business, including, but not limited to: (i) managing relationships with existing clients; (ii) transition of ownership of the Web Business; and (iii) training of one or more employees of eMedia to perform the duties currently performed by each of Mr. Stern and Mr. Livia with respect to the Web Business.

As compensation for the performance of the Consulting Services, eMedia has agreed to pay to Messrs. Stern and Livia aggregate amounts equal to $72,000 and $45,000, respectively, for consulting fees.

Operation of the Company Following the Asset Sale

Following consummation of the Asset Sale, the Company expects to have nominal operations and limited assets consisting of accounts receivable and some fixed assets consisting of minimal inventory and office equipment. Following the Asset Sale, management of the Company anticipates that it will seek an operating company candidate for potential merger or share exchange or other reorganization of the Company.

FORWARD LOOKING STATEMENTS

Statements included in this Information Statement that do not relate to present or historical conditions are “forward-looking statements.” Forward-looking statements may include, without limitation, statements relating to our plans, strategies, objectives, expectations and intentions and are intended to be made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “forecasts,” “intends,” “possible,” “estimates,” “anticipates,” and “plans” and similar expressions are intended to identify forward-looking statements. Our ability to predict projected results or the effect of events on our operating results is inherently uncertain. Forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those discussed in this document. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Important factors that could cause actual performance or results to differ materially from those expressed in or implied by, forward-looking statements include, but are not limited to: (i) our ability to consummate the asset purchase transaction described in this Information Statement, and (ii) other factors described under “Risk Factors” contained in the PC Universe, Inc. 2007 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

As of the Record Date, there were 45,638,717 shares of Common Stock outstanding. Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to stockholders. Messrs. Gary Stern and Thomas M. Livia voted an aggregate of 30,430,003 shares of Common Stock in favor of the Asset Sale, which represents approximately 66.68% of the voting power of the Company’s Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the number of shares of our Common Stock beneficially owned as of March 23, 2009, by (i) each person known to us to be the beneficial owner of more than 5% of our common stock; (ii) each director; (iii) each executive officer; and (iv) all of our directors and executive officers as a group. Unless otherwise indicated, the persons as to whom the information is given had sole voting and investment power over the shares of Common Stock shown as beneficially owned by them. Unless otherwise indicated, the address of each person shown is c/o PC Universe, Inc., 504 NW 77th Street, Boca Raton, Florida 33487.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of our Common Stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days after the date indicated in the table are deemed beneficially owned by the optionees. Subject to any applicable community property laws, the persons or entities named in the table below have sole voting and investment power with respect to all shares indicated as beneficially owned by them.

Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Beneficially Owned

Common Stock
Gary Stern	15,110,000	33.11%
Thomas M. Livia	15,320,003	33.57%
Dean J. Rosenbach (1)	160,522	*
Victor Grillo (1)	73,492	*
Randall N. Paulfus (1)	100,834	*
Bruce Martin (2)	72,917	*
Michael Labinski(3)	5,635	*
Legisi Marketing, Inc. (4)	3,333,334	7.30%

All directors and executive officers as a group (7 persons)	30,843,403	67.56%

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*Less than 1%

(1)

Includes vested grants of 5,000 nonqualified options at a price of $0.375 per share under our 2007 Stock Incentive Plan. Does not include non-vested grants of nonqualified options under our 2007 Stock Incentive Plan to purchase 20,000 shares at a price of $0.375 per share which vest in accordance with the following schedule: 20% on each of the first, second, third, fourth and fifth anniversaries of the date of grant.

(2)

Does not include a non-vested grant of nonqualified options under our 2007 Stock Incentive Plan to purchase 25,000 shares at a price of $0.14 per share, which vest in accordance with the following schedule: 20% on each of the first, second, third, fourth and fifth anniversaries of the date of grant.

(3)

Former Chief Financial Officer.

(4)

Gregory McKnight, a natural person who controls Legisi Marketing, Inc., previously had sole investment and voting power with respect to the shares beneficially owned by Legisi. Legisi’s address is 5154 Miller Road, Suite F, Flint, Michigan 48507. A receiver has been appointed by the SEC to oversee the shares owned by Legisi. The receiver currently has voting and investment power with respect to the shares.

THE ASSET SALE

This section of the Information Statement describes the material provisions of the Asset Sale and the Purchase Agreement but does not purport to describe all of the terms of the Purchase Agreement. The following summary is qualified in its entirety by reference to the complete text of the Purchase Agreement which is attached as Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on December 29, 2008. We urge you to read the full text of the Purchase Agreement because it is a legal document that governs the Asset Sale.

PARTIES TO THE ASSET SALE

The Company is a direct marketer and value-added reseller of IT products and services. Our customers have historically included businesses, consumers, educational institutions and local, state and federal governments in the United States. Our customers placed orders through our web sites, PCUniverse.com and PatriotPC.us, by calling a representative via our toll-free 800-PCUniverse number, through electronic communications such as e-mail, by fax, or through our revenue sharing arrangements such as our merchant web site on Amazon.com. Our products and services have been marketed primarily through Internet marketing activities, a direct sales force, direct mail, e-mail marketing and our Company web sites.

The Company’s principal place of business is located at 504 NW 77th Street, Boca Raton, Florida 33487. Our telephone number is (561) 953-0390.

eMedia is in the business of the acquisition and growth of web-based retail platforms. eMedia’s principal place of business is located at 7700 Congress Avenue, Suite 1115, Boca Raton, Florida 33487. Its telephone number is (561) 953-0390.

The assets of the Company to be sold to eMedia under the Purchase Agreement include the assets, properties, goodwill and business of every kind and description and wherever located belonging to or used in the Web Business, including, without limitation, the following categories of assets of the Company (collectively referred to as the “Assets”):

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The uniform resource locators and related domains entitled www.pcuniverse.com and www.patriotpc.us and the content of each such web site, including without limitation, all copyright rights and linking agreements, if any;

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All right, title and interest of the Company in, to and under the associated service marks, copyrights (registered or otherwise) and registrations, trademarks and logos;

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All right, title and interest of the Company in, associated software, source codes, application software, operational software of whatever kind and wherever located used for and in the operation of the Web Business;

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All right, title and interest of the Company, in and to the written contracts, licenses, sublicenses, agreements, leases and commitments of the Company;

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All right, title and interest of the Company, in and to the hardware listed in the Purchase Agreement;

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All of the right, title and interest of Company, in phone line and phone number 1-800-PCUNIVERSE, also identified as 1-800-728-6483;

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All right, title and interest of the Company in, sales and promotional literature, customer lists and other sales-related material owned, used, associated with or employed by the Company at the Closing Date of the Purchase Agreement related to the Web Business; and

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All right, title, and interest of the Company, in any awards earned by the Company in the course of conducting the Web Business prior to the Closing Date.

PURCHASE PRICE

In consideration for the purchase of the Assets, eMedia has agreed to pay the Company a sum not to exceed $500,000 (the “Purchase Price”). The terms of the Purchase Agreement provide that up to $275,000 will be paid by wire transfer to IBM Credit LLC (“IBM”), a secured creditor of the Company, to satisfy the terms of a Settlement and Release Agreement, executed December 19, 2008, entered into between IBM and the Company (the “Settlement Agreement”), and up to $225,000 (the “Payables Portion”) is to be paid by eMedia to satisfy certain of the Company’s unsecured trade debt in connection with the web business with respect to certain of its outstanding contracts (collectively, the “Payables”). In the event eMedia satisfies the Payables for an aggregate amount that is less than the Payables Portion of the Purchase Price, eMedia has no obligation to the Company for the difference between the Payables Portion and the aggregate amount paid to satisfy the Payables.

On December 19, 2008, the Company and IBM executed the Settlement Agreement, effective November 25, 2008, whereby the Company agreed to remit to IBM the amount of $275,000 for receipt by IBM in full satisfaction of all of the Company’s liabilities under the Financing Agreement. As of December 22, 2008, the Company has discharged in full all of its obligations to IBM in the amount agreed to under the Settlement Agreement.

The Agreement provides that except for the Payables, which are to be satisfied by eMedia as part of the Purchase Price, the Company will be responsible for paying, performing and discharging when due, and the Buyer will not assume or have any responsibility for, any liability of the Company.

CLOSING

Assuming the satisfaction or waiver of the Closing conditions described in the Purchase Agreement, the Closing of the Asset Sale is expected to take place on or about April 21, 2009.

REPRESENTATIONS AND WARRANTIES

The Company has made the following representations and warranties to the Buyer in the Purchase Agreement:

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The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

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The Company is the owner of and has good and marketable title to the Assets, free and clear of all restrictions on transfer or assignment and of all encumbrances, except as otherwise set forth herein.

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The Company is not subject to any proceedings, judgments, or liens now pending or threatened against it which would prevent the consummation of the Asset purchase.

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The Company will, from the execution date of the Purchase Agreement up to and including the Closing Date, operate the Web Business and use the Assets in the ordinary course of its business consistent with past practice, and will not sell, dispose of or otherwise enter into any contracts with respect to the Assets other than in the ordinary course of business.

•

The Company has the requisite corporate authority to enter into the Purchase Agreement and to incur and perform its obligations under the Purchase Agreement and the execution, delivery and performance by the Company of the Purchase Agreement and all ancillary documents have been authorized by all necessary corporate action.

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The Purchase Agreement has been validly executed and delivered by the Company and, assuming the due execution and delivery hereof by the Company, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles (regardless of whether such enforceability is considered in equity or at law).

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The Company has not engaged in any unfair labor practice, that the Company’s employees are not covered by any collective bargaining agreement nor are they represented by a labor organization, and no petition for representation concerning any of the Sellers employees has been filed with the National Labor Relations Board and that the Company is not aware of any union organizational activity and has no reason to believe that any such activity is being contemplated.

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The Company has paid all wages, bonuses, commissions and other benefits and sums due (and all required taxes, insurance, social security and withholding thereon), including all accrued vacation, accrued sick leave, accrued benefits and accrued payments (and pro rata accruals for a portion of a year) to its employees.

•

The Company has maintained in effect all insurance policies and other employee benefits covering any employee claims incurred through the execution date of the Purchase Agreement.

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The Company has, prior to the execution date of the Purchase Agreement, paid any and all taxes payable in connection with the Web Business (including personal property).

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The Company has delivered to eMedia true, correct and complete copies of its most recent financial statements prepared in accordance with Generally Accepted Accounting Principles which fairly present the financial condition and results of operations of the Company as of their dates and for the periods covered and there has been no material adverse change in the financial condition or the results of operations of the Company since the date of the financial statements most recently delivered to eMedia.

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Messrs. Gary Stern and Thomas Livia are the primary stockholders of the Company and the owners of record of a sufficient number of shares of the Company to satisfy the majority voting requirements necessary to approve the Asset Sale under the NRS.

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The business volume generated by the Web Business for the calendar years 2006, 2007 and 2008 up to and including September 2008 as set forth in the Purchase Agreement schedules is true and accurate in all respects.

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The Company has made no material omissions or misrepresentations in the Purchase Agreement or the Schedules thereto and neither the Purchase Agreement nor the Schedules annexed thereto and made a part thereof contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements herein and therein, in light of the circumstances under which they were made, misleading.

eMedia has made each of the following representations and warranties to the Company in the Purchase Agreement:

•

eMedia is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware.

•

eMedia has the authority to enter into the Purchase Agreement and to perform its obligations under the Purchase Agreement and that the execution, delivery and performance by eMedia of this Purchase Agreement and all ancillary documents have been authorized by all necessary company action.

•

The Purchase Agreement has been validly executed and delivered by eMedia and, assuming the due execution and delivery the Company, constitutes a valid and binding obligation of eMedia, enforceable against eMedia in accordance with its terms, except to the extent such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles (regardless of whether such enforceability is considered in equity or at law).

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eMedia has made no material omissions or misrepresentations in the Purchase Agreement or the Schedules thereto and neither the Purchase Agreement nor the Schedules annexed thereto contained any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, misleading.

The representations and warranties contained in the Purchase Agreement were made as of December 19, 2008 in connection with negotiating the Purchase Agreement between the Company and the Buyer, are subject to qualifications and limitations agreed to by the parties and may have been used for purposes of allocating risk between the parties rather than for the purpose of establishing matters of fact, and these representations should be read only in conjunction with information that may be provided elsewhere in this Information Statement or in the Company’s other reports filed with the SEC.

CLOSING CONDITIONS

The obligation of eMedia to consummate the transactions contemplated in the Purchase Agreement are subject to the satisfaction of the following conditions, unless waived in writing on or prior to the Closing Date by the parties:

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Delivery of an executed bill of sale;

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Delivery of consent to assignment of contracts, as necessary, and such other instruments, in form and substance satisfactory to eMedia, as may be necessary or required to transfer good and marketable title to the Assets to eMedia or evidence such transfer on the public records, together with physical possession of the Assets;

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A certificate signed by a duly authorized officer of the Company evidencing its compliance with the covenants and agreements contained in the Purchase Agreement, including the attachment thereto of true and complete copies of resolutions duly and validly adopted by the Board of Directors of the Company and the holders of a majority of the issued and outstanding shares of common stock of the Company evidencing their authorization of the execution and delivery of the Purchase Agreement, the Asset Sale and all other agreements and documents required to be executed in connection herewith;

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Confirmation of filing with the SEC of the Information Statement and the passage of any required time periods necessary prior to consummation of the Asset Sale;

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Preparation of a ready to be filed UCC-3 Termination Statement prepared by or on behalf of IBM terminating IBM’s security interest set forth on UCC-1 Financing Statement;

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Preparation of a ready to be filed UCC-1 Financing Statement to perfect eMedia’s security interest with respect to that certain secured promissory note of the Company issued in name of eMedia in aggregate face principal amount of $275,000.00; and

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Preparation and delivery of other documents or instruments as eMedia may reasonably request.

The obligation of the Company to consummate the transactions contemplated in the Purchase Agreement shall be subject to the satisfaction of the following conditions, unless waived in writing on or prior to the Closing Date by the Company:

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Wire transfer to IBM of the cash portion of the Purchase Price;

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Assumption by eMedia of the contracts, Payables and other obligations in connection with the Web Business and the Assets and the delivery of the executed assumption of contracts, as necessary, and such other instruments, in form and substance satisfactory to the Company, as may be necessary to assume such liabilities;

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A certificate signed by a duly authorized officer of eMedia evidencing its compliance with the covenants and agreements contained in the Purchase Agreement, including the attachment thereto of true and complete copies of resolutions duly and validly adopted by the manager(s) and/or the member(s) of eMedia evidencing their authorization of the execution and delivery of the Purchase Agreement, the Asset Sale and all other agreements and documents required to be executed in connection with the Asset Sale; and

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Any other documents or instruments eMedia may reasonably request.

INDEMNIFICATION

Each party to the Purchase Agreement (the “Indemnifying Party”) has agreed to defend, indemnify and hold harmless the other party, its officers, directors, shareholders, members, agents, servants and employees, and their respective heirs, personal and legal representatives, guardians, successors and assigns (the “Indemnified Party”), from and against any and all claims, threats, liabilities, taxes, interest, fines, penalties, suits, actions, proceedings, demands, damages, losses, costs and expenses (including attorneys' and experts' fees and court costs) of every kind and nature arising out of, resulting from, or in connection with:

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Any misrepresentation or breach of any representation or warranty contained in the Purchase Agreement.

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Any non performance, failure to comply or breach of any covenant, promise or agreement contained in this Agreement.

In addition, eMedia, as the Indemnifying Party, has agreed to indemnify the Company, as the Indemnified Party, in accordance with the indemnification provisions contained in the Agreement in connection with (i) any monetary or other obligations arising with respect to the Payables and (ii) any monetary or other obligations arising after the Execution Date with respect to any of the obligations relating to the Web Business, including all of the Contracts (as defined in the Purchase Agreement) other than the Payables (collectively, the “Non-Payables”).

Further, the Company, as the Indemnifying Party, has agreed to indemnify eMedia, as the Indemnified Party, in accordance with the indemnification provisions contained in the Purchase Agreement in connection with any monetary or other obligations arising on or before the Execution Date with respect to the Non-Payables.

The Purchase Agreement additionally provides in the event of any claim, threat, liability, tax, interest, fine, penalty, suit, action, proceeding, demand, damage, loss, cost, or expense with respect to which indemnity is or may be sought hereunder (each, an “Indemnity Claim”), the Indemnified Party is required to promptly notify the Indemnifying Party of such Indemnity Claim, specifying in reasonable detail the Indemnity Claim and the circumstances under which it arose. The Indemnifying Party may elect to assume the defense of such Indemnity Claim, at its expense, by written notice to the Indemnified Party given within ten (10) days after the Indemnifying Party receives notice of the Indemnity Claim, and the Indemnifying Party is required to promptly engage counsel reasonably acceptable to the Indemnified Party to direct and conduct such defense; provided, however, that the Indemnified Party shall have the right to engage its own counsel, at its own expense, to participate in such defense. In the event the Indemnifying Party does not elect to assume the defense of such Indemnity Claim in the manner specified above, or if, in the reasonable opinion of counsel to the Indemnified Party, there are defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party or which give rise to a material conflict between the defense of the Indemnified Party and of the Indemnifying Party, then upon notice to the Indemnifying Party, the Indemnified Party may elect to engage separate counsel to conduct its defense, at the expense of the Indemnifying Party, and the Indemnifying Party will not have the right to direct or conduct such defense.

In the event the Indemnifying Party assumes the defense of any Indemnity Claim, it may at any time notify the Indemnified Party of its intention to settle, compromise or satisfy such Indemnity Claim and may make such settlement, compromise or satisfaction (at its own expense) unless within twenty (20) days after the giving of such notice the Indemnified Party shall give notice of its intention to assume the defense of the Indemnity Claim, in which event the Indemnifying Party will be relieved of its duty under the Purchase Agreement to indemnify the Indemnified Party. Unless the Indemnified Party has given the notice referred to in the preceding sentence, the Indemnified Party will not consent to or make any settlement, compromise or satisfaction with respect to the Indemnity Claim without the prior written consent of the Indemnifying Party. Any settlement, compromise or satisfaction made by the Indemnifying Party with respect to such Indemnity Claim not be deemed to have been consented to by and will be binding upon the Indemnified Party.

ADDITIONAL INFORMATION CONCERNING THE ASSET SALE

BACKGROUND OF THE ASSET SALE

The Company has operated in recent years as a direct marketer and value-added reseller of IT products and services. Our customers have historically included businesses, consumers, educational institutions and local, state and federal governments in the United States. Our customers placed orders through our web sites, PCUniverse.com and PatriotPC.us, by calling a representative via our toll-free 800-PCUniverse number, through electronic communications such as e-mail, by fax, or through our revenue sharing arrangements such as our merchant web site on Amazon.com. Our products and services have been marketed primarily through Internet marketing activities, a direct sales force, direct mail, e-mail marketing and our company web sites.

Loss of Significant Customers

The Company has a history of net losses during the past three years. In addition, we reported for the year ended December 31, 2007 that we had lost two of our significant customers during the quarter ended December 31, 2007, specifically, Océ North America, Inc. and Eclypsis Corporation. Because we were unable to replace these customers, our financial results were negatively impacted.

Termination of the Financing Agreement with IBM

The Company was party to a secured line of credit of up to $4,000,000 with IBM Credit, LLC (“IBM”), which was collateralized by accounts receivable and inventory, which could be utilized as both a working capital line of credit and a flooring facility used to purchase inventory from several suppliers under certain terms and conditions. The agreement for Wholesale Financing-Flexible Payment Plan which was executed on November 1, 2007 (the “Financing Agreement”) had an annual automatic renewal which was to occur on November 1 of each fiscal year. The facility contained various restrictive covenants relating to tangible net worth, leverage, dispositions and use of collateral, other asset dispositions and merger and consolidation of the Company. At December 31, 2007, the Company was not compliant with all financial covenants contained in the Financing Agreement. At December 31, 2007, there were no amounts owed for working capital advances and $2.1 million was owed under the facility for flooring arrangements related to inventory purchases. At December 31, 2007, the total amount available for future borrowing was $543,000 at an interest rate in effect at that time of 7.25%. On March 20, 2008, the Company received a notice of default from IBM notifying us that we were out of compliance with one or more financial performance covenants and that we were in default under the Financing Agreement.

The Financing Agreement with IBM was terminated as of October 15, 2008. As of November 7, 2008, we owed IBM $578,028 in aggregate principal and interest under the Financing Agreement. Because we were unable to obtain debt or equity financing on acceptable terms we evaluated all of our options, and we took steps to downsize the business and aggressively reduced our overhead costs to compensate for the Company’s insufficient liquidity. The Company has experienced significant liquidity issues since the reduction of our line of credit and termination of our Financing Agreement with IBM due to, among other reasons, our inability to identify a replacement lender and our inability to raise adequate capital on acceptable terms. Moreover, as a result of our liquidity issues, we experienced delays in the repayment of the amounts outstanding due to IBM and the payment of trade receivables to vendors and others when due. We have historically relied upon the line of credit under the Financing Agreement and a previous credit facility to fund our operations. Because of the termination of the Financing Agreement, we were required to implement significant expense reducing measures which included the termination of a number of our full-time employees during the fourth quarter of 2008. A number of our full-time employees voluntarily resigned their positions during the fourth quarter, including four sales representatives and two members of management.

Evaluation of Restructuring Options

In light of these recent developments in the Company, we were required to reevaluate our options under the assumption that we would not be able to sustain our business in the ordinary course. Prior to execution of the Purchase Agreement, we considered and explored several options including a merger opportunity, selling all or some portion of our assets, seeking protection under the federal bankruptcy laws, and ceasing some or all of our operations. The members of management who participated in strategic discussions were the Company’s two co-chief executive officers, Mr. Thomas M. Livia and Mr. Gary Stern.

The Company’s management and the independent committee of the Board weighed the following factors in their analysis of the restructuring options: (i) the ability to repay the creditors of the Company, including IBM, in an orderly and timely manner; (ii) the ability of the restructuring option to provide cash liquidity at a low cost, while conserving the Company’s remaining business operations; (iii) preservation of stockholder value; and (iv) the ability to retain some goodwill in the Company, the integrity of the accounts and retention of value of the PC Universe, Inc. brand.

From April 2008 through November 2008, the Company consulted with two financial advisory firms each of which provided strategic financing and merger & acquisition advisory services, including Allen, Goddard, McGowan, Pak & Partners, LLC and the Noble Financial Group.

The Company solicited a number of companies in the technology reseller industry, including Staples and PC Connection, regarding the Company’s interest in a partnership. The Company’s expression of interest in Staples and PC Connection did not lead to substantive discussions.

On October 7, 2008, the Company and Beacon Enterprise Solutions Group, Inc., a Nevada corporation (“Beacon”), entered into a non-binding letter of intent (“Letter of Intent”) whereby Beacon proposed to purchase the assets of and assume certain liabilities of the Company’s business. The proposed transaction was subject to negotiation of definitive agreements, due diligence, and necessary corporate and regulatory approvals, as well as certain other closing conditions. Under the terms of the Letter of Intent, the purchase price for the Company’s assets and liabilities were expected to be paid by Beacon’s issuance of up to 3,160,000 shares of its common stock.  The Company disclosed the Letter of Intent in an Item 8.01 Form 8-K filed with the Securities and Exchange Commission on October 9, 2008.

The proposed transaction with Beacon was conditioned upon the Company receiving cash financing which would enable it to discharge all or a portion of its obligations to IBM. The Company did not receive the financing following discussions with a number of banks and factoring finance companies. When it became apparent that the Company would not be able to meet the financing requirement by repaying IBM, the Company provided written notice to Beacon on November 18, 2008 terminating the Letter of Intent.

Additionally, during the second and third fiscal quarters of 2008, the Company entered into preliminary discussions to be acquired by another public company in the homeland security industry and a private company in the computer technology reseller industry.  These discussions did not lead to term sheets or definitive agreements between the parties.

During the third quarter of 2008, the Company had preliminary discussions with a Florida bank concerning a factoring arrangement intended to replace the IBM credit facility.  The costs of borrowing and the required personal guarantees from the executive officers under the proposed factoring arrangement were determined to be unacceptable to the Company.  Additionally, the factoring facility would not have provided sufficient liquidity to repay the Company’s existing creditors.

During the fourth quarter of 2008, the Company considered the possibility of a corporate liquidation or reorganization bankruptcy filing as an alternative to the Asset Sale.  The Company determined that the potential costs and expenses of a bankruptcy would significantly reduce the size of the assets available for potential distribution to the Company’s creditors and shareholders. A Chapter 11 reorganization was not a viable alternative because without the necessary credit facility to replace IBM to fund inventory purchases, the Company would not be able to sustain operations following a reorganization.  Management of the Company and an independent committee of the Board believed the Asset Sale provided the Company with enough immediate liquidity to pursue its credit facility workout and settlement with IBM, satisfy additional obligations to vendors and preserve some shareholder value.

Independent Committee Analysis

The Asset Sale transaction was considered by an independent committee of the Board and determined to be fair and in the best interests of the Company’s stockholders. The members of the independent committee include Randall N. Paulfus, Bruce Martin, Victor Grillo and Dean J. Rosenbach. The members of the independent committee were selected based upon the members’ status as non-employee and non-affiliate members of the Board. The Company did not retain the services of an independent evaluation firm to evaluate the fairness of the Asset Sale to our stockholders.

The Company began discussions with eMedia following the termination of its Letter of Intent with Beacon.  At the time, the Company was unable to procure alternative financing on reasonable terms as a replacement to the IBM credit facility, and at that time, the Company’s only two alternatives were bankruptcy and the proposed transaction with eMedia.

The independent committee determined that because the Company would be able to discharge all of its obligations to its financing lender IBM through the consummation of the Purchase Agreement with eMedia, the Company could discharge the majority of its debt obligations and improve the Company’s overall balance sheet.  The independent committee determined that the Asset Sale was a preferable alternative to bankruptcy as the potential costs and expenses of a bankruptcy would significantly reduce the size of the assets available for distribution to the Company’s creditors and stockholders without providing any liquidity for repayment of creditors.

 Following consummation of the Asset Sale, the Company expects to have nominal operations and limited assets which will consist of accounts receivable and some fixed assets consisting of minimal inventory and office equipment. Following the Asset Sale, management of the Company anticipates that it will seek an operating company candidate for potential merger or share exchange or other reorganization of the Company.

The consulting agreements between eMedia and Messrs. Livia and Stern were determined by the independent committee to be fair to the Company.  The consulting agreements represent temporary transitional arrangements with eMedia to ensure that eMedia management is properly trained in the management of existing customer accounts and to preserve some value in the PC Universe, Inc. brand.  The independent committee believes that, at least until the Company identifies an appropriate business combination partner, the co-chief executive officers will be able to adequately fulfill their existing obligations to both the Company and to eMedia under the consulting agreements.

REASONS WE USED STOCKHOLDER CONSENT AS OPPOSED TO SOLICITATION OF STOCKHOLDER APPROVAL VIA PROXY STATEMENT AND SPECIAL MEETING

The sale of substantially all of the assets of the Web Business cannot proceed under the NRS until stockholder approval is obtained and effective. Stockholder approval could have been obtained by us in one of two ways: (i) by the dissemination of a proxy statement and subsequent majority vote in favor of the actions at a stockholders’ meeting called for such purpose, or (ii) by a written consent of the holders of a majority of our voting securities. In connection with the execution of the Purchase Agreement, on December 19, 2008, the Company’s Majority Stockholders have, acting by written consent in lieu of a meeting, consented to the Asset Sale. However in accordance with Rule 14c-2(b) of the Exchange Act, the Asset Sale, although requisite stockholder approval has been procured, is not permitted to take place until 20 calendar days after this Information Statement has been sent to all of our stockholders giving them notice of and informing them of the actions approved by stockholder consent.

Given that we have already secured the affirmative consent of the holders of a majority of our voting securities to the Purchase Agreement, we determined that it would be a more efficient use of limited corporate resources to forego the dissemination of a proxy statement and subsequent majority vote in favor of the actions at a stockholders’ meeting called for such a purpose, and rather proceed through the written consent of the holders of a majority of our voting securities. Spending the additional corporate time, money and other resources required by the proxy and meeting approach would have been potentially wasteful and, consequently, detrimental to completing the consummation of the Asset Sale in a manner that is timely and efficient for us and our stockholders.

DISSENTERS’ RIGHT OF APPRAISAL

Under the NRS, the Company’s stockholders are not entitled to dissenters’ rights with respect to the proposed Asset Purchase, and the Company will not independently provide the Company’s stockholders with dissenters’ rights.

INTEREST OF CO-CHIEF EXECUTIVE OFFICERS IN THE ASSET SALE

Each of the Company’s co-chief executive officers, Mr. Gary Stern and Mr. Thomas M. Livia, the Majority Stockholders who voted in favor of the Asset Sale, executed consulting agreements with eMedia in connection with the Asset Sale on December 19, 2008, agreeing to provide consulting services to eMedia on an independent contractor basis. Subject to the terms of these consulting agreements, Messrs. Stern and Livia agreed to provide to eMedia certain consulting services to assist eMedia in the operation of the Web Business (the “Consulting Services”), including assistance and advice with respect to the Web Business, including, but not limited to: (i) managing relationships with existing clients; (ii) transition of ownership of the Web Business; and (iii) training of one or more employees of eMedia to perform the duties currently performed by the consultant with respect to the Web Business.

The consulting agreements provide that Mr. Livia and Mr. Stern be required to provide the Consulting Services for a minimum of twenty-five (25) hours and thirty-five (35) hours per week, respectively, during the respective sixty (60) day and six (6) month terms of the agreements. The consulting agreements are effective as of December 19, 2008, and shall continue in full force and effect during their respective terms or until terminated in connection with the terms of the consulting agreements or due to the death or disability of the consultant.

With respect to Mr. Stern’s agreement, eMedia and the Company agreed to negotiate in good faith to extend the term for an additional six (6) month period starting on the first (1st) day after the expiration of the term; provided however, that the failure of eMedia to enter into an extension term would not give rise to a cause of action of any kind in favor of the consultant.

As compensation for the performance of the consulting services, eMedia will be required to pay to each of Mr. Stern and Mr. Livia aggregate amounts equal to $72,000 and $45,000, respectively, for the Consulting Services.

Except as described above, none of our directors or officers or their associates have any interest, direct or indirect, by security holdings or otherwise, in any of the matters approved by the Majority Stockholders as described in this Information Statement.

REGULATORY MATTERS

No United States Federal or state regulatory requirements must be complied with or approvals obtained as a condition of the proposed Asset Sale other than the federal securities laws.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE ASSET SALE

The Asset Sale will be a taxable transaction with respect to the Company to the extent of any gain that is realized, but not for our stockholders. It is anticipated that the Company will have sufficient current net operating loss carry-forwards to offset most or all of any gain realized from the Asset Sale for regular Federal income tax purposes. However, the Company has not evaluated the book value basis of the Assets for purposes of the Asset Sale and therefore is not able to fully analyze the tax treatment of the transaction to determine if any gain will be realized in the transaction. Due to inadequate current information with respect to the Company’s tax basis in the Assets, the Company is unable to provide additional disclosure in this report with respect to the United States Federal income tax consequences of the Asset Sale.

OUR BOARD OF DIRECTORS AND THE STOCKHOLDERS HOLDING A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES OF THE COMMON STOCK OF THE COMPANY HAVE APPROVED THE ASSET SALE.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the SEC are also available to the public from commercial document retrieval services and at the website maintained by the SEC at “http://www.sec.gov.”

You should rely only on the information contained or incorporated by reference in this Information Statement. We have not authorized anyone to provide you with information that is different from what is contained in this Information Statement. This Information Statement is dated April 1, 2009. You should not assume that the information contained in this Information Statement is accurate as of any date other than that date, and the mailing of this Information Statement to stockholders shall not create any implication to the contrary.

Dated: April 1, 2009

By Order of the Board of Directors,

/s/ THOMAS M. LIVIA
Thomas M. Livia
President and Co-Chief Executive Officer